Exhibit 1.05

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Shifts Senior Management

to Further Support Rapid Growth in Key Business Units

Peter Yip to Serve as CEO of CDC Games and
Eric Musser Promoted to CEO of CDC Software

BEIJING, ATLANTA, May 18, 2007 — CDC Corporation (NASDAQ: CHINA) focused on global enterprise software and China New Media, which includes mobile applications, online games and a portal for the China market, today announced that Peter Yip has stepped down as CEO of CDC Software, the company’s enterprise software and services subsidiary, to assume the role of CEO of CDC Games, the company’s China-based online game subsidiary. Eric Musser, president of CDC Software, has been promoted to CEO of CDC software. These changes are effective immediately. Mr. Yip will also continue in his role as executive vice chairman and CEO of CDC Corporation.

“Eric has demonstrated his very strong ability to lead and grow CDC Software,” said Yip. “He continues to post impressive revenue numbers that reflect the company’s organic growth through sales to new customers, as well as expansion through well-targeted acquisitions that support the company’s vertical-specialist strategy. He has also built a formidable management team, deep with experience and ready to take the company to the next level. I am very confident in Eric’s vision and ability to consistently drive the results we have targeted for our shareholders while achieving a high degree of satisfaction with our customers. He is ideally suited to these expanded responsibilities at this very important point on the growth path for CDC Software.”

Yip added, “My primary focus will now shift to CDC Games. We now have many partners aligned with us and we have a very strong pipeline of new, highly anticipated games for 2007 and beyond. It is very important that we satisfy that anticipation and capitalize on our significant base of over 46 million players and our opportunity in one of the world’s largest games markets. Our key priorities include successful expansion beyond games publishing into full games development and licensing, which we initiated with CDC Games Studio earlier this year. I will also be focused on enhancing the CDC Games management team with the talent and experience needed to support our goals for rapid portfolio expansion and geographic growth. As CEO of CDC Games, I will devote my energy and passion to grow the company into one of the leaders in the industry, not only in China, but on a global scale, through double-digit organic growth as well as aggressive, synergistic acquisitions. Similar to what I have accomplished with CDC Software, I am very confident that I can capitalize on the many opportunities at CDC Games for the benefit of our shareholders.”

“I am honored to take on the expanded responsibilities as CEO of CDC Software,” said Musser. “Our strategy as vertical specialists continues to produce the results we are targeting. Our customers exhibit a very high degree of satisfaction and are anxious to learn more about our new products and services that have been acquired and developed through organic investments. The management team is in place and ready to take us to the level as the leading provider of industry-specific enterprise software and services.”

Xiaowei Chen, Ph.D., formerly CEO of CDC Games, will assume a new role as President of China.com to focus on the CDC Mobile and Portal businesses.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with 46.5 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a (U.S.) $100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding services to be provided by Mr, Yip and Mr. Musser, ability to deliver value to customers and shareholders and other statements that are not historical fact. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful online games and advanced mobile products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services and online games; (j) continued commitment to the deployment of the enterprise software solutions and new online games; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and new online games; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.